As filed with the Security-Exchange Commission on October 30, 2000
                      Registration Number 333-42148

                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                             Amendment #2 to
                                FORM SB-2
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            (Amendment No. 2)
                    Pikes Peak Acquisitions.com
             (Name of small business issuer in its charter)

        Nevada                    5499                       76-0609441
(State or jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)Classification Code Number)  Identification No.)

 3030 FM 518, Apt #221, Pearlland, TX 77584-7817, (713)436-2787
 (Address and telephone number of principle executive offices)

James P. Beehner, 3030 FM 518, Apt #221, Pearland, TX 77584-7817, (713)436-2787
 (Address of principal place of business or intended
             principal place of business)
Edward T. Block, 1603 N. Monroe, Spokane, WA 99205, (509)325-4508
        (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  []
_______________________________________
If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]
_______________________________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________
If delivery of the prospectus is expected to be made pursuant to Ruse
434, check the following box.  [ ]
                     CALCULATION OF REGISTRATION FEE

  Title of       Dollar       Proposed       Proposed      Amount of
    each        Amount to      Maximum       Maximum      registration
  Class of         Be         offering      aggregate          fee
 securities    registered     price per      Offering
   To be                        unit          price
 registered



  Class A       4,000,000       $0.01       40,000.00      10.56(1)
Common Stock
(1) Previously Paid.
The registration hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                               PROSPECTUS
                  Subject to completion B October, 2000
                    PIKES PEAK ACQUISITIONS.COM, INC.

                          3030 FM 518, Apt. 221
                       Pearland, Texas 77584-7817

                    4,000,000 Shares of Common Stock

  This is initial public offering of common stock of Pikes Peak Acquisition.com, Inc., and no public market currently exists for shares of Pikes Peak Acquisition.com's common stock. The initial public offering price is $0.01 per share of common stock, which was arbitrarily determined. This is a self-underwritten offering . There is no minimum purchase requirement and no arrangement to place funds in an escrow, trust, or similar account. The latest date on which this offering will close will be 180 days after the date of this prospectus.

                                   Per Share               Total

  Offering Price                   $0.01              $40,000.00
  Less estimated offering expenses $0.00075            $3,010.00
  Net Proceeds to Pikes Peak       $0.000925          $36,990.00

                              -------------
             This investment involves a high degree of risk.
                 See Arisk factors beginning on page 2.
                              ------------
  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  We will amend and complete the information in this prospectus. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                            TABLE OF CONTENTS
                                                                 Page
                            PART I  PROSPECTUS
PROSPECTUS SUMMARY                                                1
RISK FACTORS                                                      2
PIKES PEAK ACQUISITION.COM HAS INCURRED LOSSES SINCE ITS
  INCEPTION JUNE 1, 1999 AND EXPECTS LOSSES TO CONTINUE
  FOR THE FORESEEABLE FUTURE                                      2
IF THE COMPANY'S BUSINESS PLAN DOES NOT PROVE TO BE
  FEASIBLE, PIKES PEAK ACQUISITION.COM MAY BE CONSIDERED
  A BLANK CHECK COMPANY WHICH WOULD RESTRICT RESALES OF
  ITS STOCK                                                       2
PIKES PEAK ACQUISITION.COM MAY NEED ADDITIONAL FINANCING
  WHICH MAY NOT BE AVAILABLE, OR WHICH MAY DILUTE THE
  OWNERSHIP INTERESTS OF INVESTORS                                2
PIKES PEAK ACQUISITIONS.COMS DIRECTORS MAY DEVOTE MORE
  RESOURCES TO OTHER COMPANIES IN WHICH THEY HAVE AN
  INTEREST                                                        3
HEAVY DEPENDENCE ON MR. BEEHNER WHO WILL NOT DEVOTE HIS
  FULL TIME AND ATTENTION TO PIKES PEAK ACQUISITIONS.COM
  AFFAIRS COULD RESULT IN DELAYS OR BUSINESS FAILURE              3
PIKES PEAK ACQUISITIONS.COM IS TOTALLY DEPENDENT UPON THE
  FUNDS TO BE RAISED IN THIS OFFERING                             4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                 4
RISKS RELATED TO THE SECURITIES MARKET                            5
USE OF PROCEEDS                                                   5
DETERMINATION OF OFFERING PRICE                                   5
SELLING SECURITY HOLDERS                                          5
PLAN OF DISTRIBUTION                                              5
LEGAL PROCEEDINGS                                                 6
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS      6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT    7
DESCRIPTION OF SECURITIES                                         8
INTEREST OF NAMED EXPERTS AND COUNSEL                             9
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                        9
DESCRIPTION OF BUSINESS                                           10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION         19
DESCRIPTION OF PROPERTY                                           21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                    21
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS          21
EXECUTIVE COMPENSATION                                            22
FINANCIAL STATEMENTS                                             F-1
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE                                       F-1

Dealer Prospectus Delivery Obligation
  All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus
                           Prospectus summary
Pikes Peak Acquisitions.com, Inc.
  Pikes Peak Acquisitions.com, Inc. is a corporation formed under the laws of the State of Nevada, whose principal executive offices are located in Pearland, Texas
  The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients.
            Name, address, and telephone number of registrant
                    Pikes Peak Acquisitions.com, Inc.
                               3030 FM 518
                                Apt. 221
                         Pearland, TX 77584-7817
                             (713) 436-2787
                              The offering

  Price Per Share Offered                            $0.01
  Shares of Common Stock Offered by Pikes Peak
  Acquisitions.com                                   4,000,000 Shares
  Common Stock Outstanding Prior to Offering         4,500,000 Shares
  Common Stock Outstanding After Offering Assuming
  100% of offering is sold                           8,500,000 Shares
  Common Stock Outstanding After Offering Assuming
  50% of offering is sold                            6,500,000 Shares
  Pikes Peak Acquisitions.com expects to use the net proceeds for organizational purposes and to determine the feasibility of selling
  Vitamineralherb.com products to specific markets.


                              Risk factors

 Pikes Peak Acquisition.com has incurred losses since its inception June 1, 1999 and expects losses to continue for the foreseeable future
    Pikes Peak Acquisition.com is in the extreme early stages of development and could fail before implementing its business plan. Pikes Peak Acquisitions.com had incurred total losses in the amount of $17,845.00 since its date of inception. It is a Astart up venture that will incur net losses for the foreseeable future. Pikes Peak Acquisition.com has only recently acquired its principal asset. Pikes Peak Acquisition.com will incur additional expenses before becoming profitable, if it ever becomes profitable. It is a relatively young company that has no history of earnings or profit. There is no assurance that it will operate profitably in the future or provide a return on investment in the future.
 Changes or interruptions to Pikes Peak Acquisition.Com's arrangements with its supplier may have an adverse effect on its ability to operate.
    If Pikes Peak Acquisition.com's licensor defaults under its agreement with its supplier, Pikes Peak Acquisition.com could lose access to its manufacturing source, and Pikes Peak Acquisition.com's distribution rights would become meaningless. Similarly, any dispute between the supplier and licensor could prevent Pikes Peak Acquisition.com from selling or delivering product to its customers. Any termination or impairment of Pikes Peak Acquisition.com's license rights and access to products could prevent Pikes Peak Acquisition.com from implementing its business plan, thereby limiting its profitability and decreasing the value of its stock.
 If the Company's business plan does not prove to be feasible, Pikes Peak Acquisition.com may be considered a blank check company which would restrict resales of its stock


    If the Vitamineralherb.com business plan does not prove to be economically feasible, and Pikes Peak Acquisition.com does not otherwise have a specific business plan or purpose, Pikes Peak Acquisition.com would be considered a Ablank check company, which could limit an investor's ability to sell its stock, thereby decreasing the value of the stock. A Ablank check company is subject to Rule 419 of the Securities Act. Pursuant to Rule 419, all funds raised by and securities issued in connection with a public offering by a blank check company must be held in escrow, and any such securities may not be transferred. Many states have also enacted statutes, rules and regulations limiting the sale of securities of blank check companies within their respective jurisdictions. As a result, Pikes Peak Acquisition.com would have great difficulty raising additional capital. In addition, there would be a limited public market, if any, for resale of the shares of Pikes Peak Acquisition.com common stock issued in this offering.

 Pikes Peak Acquisition.com may need additional financing which may not be available, or which may dilute the ownership interests of investors

  Pikes Peak Acquisition.com's ultimate success will depend on its ability to raise additional capital. No commitments to provide additional funds have been made by management or other shareholders. Pikes Peak Acquisition.com has not investigated the availability, source or terms that might govern the acquisition of additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Pikes Peak Acquisition.com. If not available, Pikes Peak Acquisition.com's operations would be severely limited, and it would be unable to implement its business plan.
Pikes Peak Acquisitions.com's directors may devote more resources to other companies in which they have an interest

  Pikes Peak Acquisitions.com's two officers and directors have interests in other companies in which they have financial interests, and which may demand time and resources. Vitamineralherb.com, Inc., granted a license to David R. Mortenson & Associates to market vitamins, minerals and nutritional supplements under the Vitamineralherb label through the Vitamineralherb.com website. Disagreements among the entities involved may impact the Company's ability to do business, and the management of the Company may find itself in a conflict of interest. There are no provisions in the Company's corporate charter or its bylaws for officers or directors with a conflict of interest to step down or abstain from decision-making in the event of a conflict of interest.


Heavy dependence on Mr. Beehner who will not devote his full time and attention to Pikes Peak Acquisitions.com affairs could result in delays or business failure

  Mr. Beehner is serving as Pikes Peak Acquisitions.com's President and Director. Loss of Mr. Beehner's services may hamper Pikes Peak Acquisitions.com's ability to implement its business plan, and could cause its stock to be worthless. Pikes Peak Acquisitions.com will be heavily dependent upon Mr. Beehner's entrepreneurial skills and experience to implement its business plan and may, from time to time, find that his inability to devote full time and attention to its affairs will result in delay(s) in progress towards the implementation of its business plan or in a failure to implement its business plan. Moreover, Pikes Peak Acquisitions.com does not have an employment agreement with Mr. Beehner, and as a result, there is no assurance that he will continue to manage its affairs in the future. Nor has Pikes Peak Acquisitions.com obtained a key man life insurance policy on Mr. Beehner. Pikes Peak Acquisitions.com could lose the services of Mr. Beehner, or Mr. Beehner could decide to join a competitor or otherwise compete directly or indirectly with Pikes Peak Acquisitions.com, which would have a significant adverse effect on its business and could cause the price of its stock to be worthless. The services of Mr. Beehner would be difficult to replace. Because investors will not necessarily be able to evaluate the merits of Pikes Peak Acquisitions.com's business decisions, they should carefully and critically assess Mr. Beehner's background. See ADirectors and Executive Officers. Mr. Beehner is prepared to spend 5 to 10 hours per week on company business.

Pikes Peak Acquisitions.com is totally dependent upon the funds to be raised in this offering.

  Pikes Peak Acquisitions.com is solely dependent upon amounts to be raised in this offering, the proceeds of which are insufficient to achieve revenues. Pikes Peak Acquisitions.com will have to obtain additional financing which may not be available.Pikes Peak Acquisitions.com has limited funding. It is solely dependent on the proceeds to be raised in this offering and the results of the offering are uncertain. If all of the shares being offered are sold, the net proceeds to Pikes Peak Acquisitions.com after expenses will be approximately 36,990. This amount will only enable Pikes Peak Acquisitions.com to determine that the license is feasible, and, should it determine that the, begin to hire salespeople. It will need additional funds to complete its development phase and achieve a sustainable sales level where ongoing operations can be funded out of revenues. These expenses will exceed the funds raised by this offering, and Pikes Peak Acquisitions.com will have to obtain additional financing through an offering or capital contributions by management or shareholders. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Pikes Peak Acquisitions.com or at all. If Pikes Peak Acquisitions.com fails to raise additional funds, it will be unable to implement its business plan and it will likely fail.

Risks related to the securities market

  There is no liquidity for our common stock.

  There is presently no demand for the common stock of Pikes Peak Acquisitions.com, Inc. There is presently no public market in the shares of the Company. While we do intend to apply for a quotation on the Over-the-Counter Bulletin Board, we cannot guarantee that our application will be approved and that our stock will be listed and quoted for sale.

  Our stock has no prior market and resale of your shares may be difficult.

  There is currently no public market for our stock, and no assurance can be given that a market will develop in the future. There is no assurance that any shareholder will be able to liquidate their investment without considerable delay, if at all. If a market should develop, the price of our stock may be highly volatile and the price of our stock may decline below the price at which it was bought. In addition an active public market for our stock may not develop or be sustained for any period of time.

Special note regarding forward-looking statements

  Some of the statements under AProspectus Summary, ARisk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, Description of Business, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expects, plans, anticipates, believes, estimated, predicts, potential, or continue or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause Pikes Peak Acquisitions.com's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under ARisk Factors and elsewhere in this prospectus. Although Pikes Peak Acquisitions.com believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements.


Use of proceeds

  The net proceeds to Pikes Peak Acquisitions.com from its sale of the 4,000,000 shares of common stock offered by Pikes Peak Acquisitions.com at an initial public offering price of $0.01 per share are estimated to be $40,000.00. Pikes Peak Acquisitions.com expects to use the net proceeds as follows:

     Purpose                        Assuming Sale of   Assuming Sale of
                                   10% of Stock Being  25% of Stock Being
                                            Offered    Offered
  Gross Proceeds                       $4,000.00     $10,000.00
  Less Expenses                        $3,010.00      $3,010.00
  Net Proceeds                           $990.00      $6,990.00
  Organizational Purposes                   0.00      $1,000.00
  Addition Market Research                  0.00           0.00
  Working Capital                        $990.00      $5,990.00


    Purpose                        Assuming Sale of    Assuming Sale of
                                   50% of Stock Being  100% of Stock Being
                                         Offered        Offered
  Gross Proceeds                     $20,000.00        $40,000.00
  Less Expenses                       $3,010.00        $3,010.00
  Net Proceeds                       $16,990.00        $36,990.00
  Organizational Purposes             $1,000.00        $1,000.00
  Market Research/
     Feasibility of Product            $1,000.00        $1,000.00
  Working Capital                    $14,990.00        $34,990.00

  Pikes Peak Acquisitions.com's management had made no final determination as to how it will specifically use the portion of the net proceeds retained as Aworking capital. Pikes Peak Acquisitions.com's management will have significant flexibility in applying the portion of net proceeds held as working capital. These funds may be used to hire a sales staff, for an advertising campaign or for other general business expenses.

Determination of offering price

  Pikes Peak Acquisitions.com arbitrarily determined the price of the Units in this Offering. The offering price is not an indication of and is not based upon the actual value of Pikes Peak Acquisitions.com. It bears no relationship to the book value, assets or earnings of Pikes Peak Acquisitions.com or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Dilution

  Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subcontracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing Shareholders.

  The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share paid by assuming 100% success of offering.

              Price        Number of      Percent of        Total
            Per Share      shares held      ownership   consideration paid

Existing
Shareholders  $0.001        4500000          56.25%          $4500.00
Investors in
This Offering  $0.01        4000000          43.75%         $40000.00

Assuming 50%
success of offering

Existing
Shareholders  $0.001        4500000          69.23%          $4500.00
Investors in
This Offering  $0.01        2000000          30.77          $20000.00

  The following table illustrates the per share dilution you would incur assuming we sell all the shares offered, and does not give any effect to the results of any operations subsequent to September 30, 2001:

Offering price per share                   $0.01
Net tangible book value before offering   <$0.003>
Net tangible book value after offering     $0.003
Increase in net tangible book value per share
Attributable to new shareholders           $0.006
Dilution per share to new investors        $0.006

Selling Security Holders
  There are no selling security holders.

Plan Of Distribution
  Pikes Peak Acquisitions.com will offer to sell a maximum of 4,000,000 shares of common stock through its officers and directors on a self-underwritten basis. This is a self-underwritten offering. This prospectus is part of a registration statement, which permits the officers and directors of Pikes Peak Acquisitions.com, pursuant to and in compliance with Rule 3a4-1 of the Securities and Exchange Act of 1934, to sell directly to the public with no commission or other remuneration payable to them. Rule 3a4-1 provides a safe harbor from the broker dealer registration requirements for officers and directors of an issuer who participates in the sale of the issuer's securities. The officers and directors of an issuer who participate in the sale of the issuer's securities. The officers and directors will qualify for the exemption because they will not be compensated based upon sales of stock; they primarily perform duties for Pikes Peak Acquisitions.com other than in connection with the offering; they are not now nor have they been a broker or dealer, or an associated person of a broker or dealer in the last 12 months. Pikes Peak Acquisitions.com will offer and sell its common stock through its two officers and directors, Jim Beehner and Dorothy Mortenson. Mr. Beehner and Mrs. Mortenson will deliver this prospectus directly to former investors, family, friends and business associates with whom they have pre-existing relationships. All sales will be made in compliance with the securities laws of local jurisdictions.

  The offering will be for a period of 180 days. Pikes Peak Acquisitions.com may at its sole discretion, however, either close the offering before all shares have been sold or extend the offering for a further period in compliance with the Securities Act of 1933. No public market currently exists for shares of Pikes Peak Acquisitions.com's common stock. Pikes Peak Acquisitions.com intends to apply to have its shares traded on the OTC bulletin board.

Legal proceedings
  Pikes Peak Acquisitions.com is not a party to any pending legal proceeding or litigation and none of its property is the subject of a pending legal proceeding. Further, the officer and director knows of no legal proceedings against Pikes Peak Acquisitions.com or its property contemplated by any governmental authority.

Directors, executive officers, promoters and control persons

  The following table sets forth the name age and position of each director and executive officer of Pikes Peak Acquisitions.com.
  Name                   Age                 Position
  J.P. Beehner                               President, Director
  Dorothy A. Mortenson                       Secretary/Treasurer, Director

  J.P. Beehner was elected an officer and director of the Company by its current shareholders. He has served in this capacity since June 18, 1999. Mr. Beehner is also a shareholder in the company. Mr. Beehner had been employed as an accountant and office manager from 1986 through 1997 for Elvord Trucking, Inc. of Madison Wisconsin. From 1998 through mid 2000 Mr. Beehner was employed as an Accounting Manager for Custom Direct Plumbing & Hardware of Houston Texas. Mr. Beehner was responsible for management of the accounting department which included upgrading and computerization of the entire accounting and bookkeeping systems. Since October 2000 Mr. Beehner has been the Manager of the accounting department of Quadracomm, Inc., which is a publicly traded communications company. Quadracomm, Inc. trades on the NASD under the symbol of QDRA. Mr. Beehner is currently devoting between five and ten hours per week on Pikes Peak Acquisitions business.Dorothy A. Mortenson has been an officer and director of the Company since June 18, 1999, and is also a current shareholder of the Company. Mrs. Mortenson has been self-employed since 1997 and together with her husband, David R. Mortenson, has been engaged as a consultant, assisting small companies with marketing, sales and public relations. From 1990 to 1997 Mrs. Mortenson assisted her husband in various business enterprises in the country of Belize. While in Belize, Mrs. Mortenson principally advised private companies with the installation and operation of computerized accounting systems. Mrs. Mortenson is currently a non-practicing accountant who works with her husband to develop strategic business plans for emerging growth companies which has been her major form of employment since 1998. She devotes time to the Company on an as needed basis. The directors na med above are elected for one year terms at the annual shareholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreements. No employment agreements currently exist or are contemplated. There is no agreement or understanding between the directors and officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

  Mr. Beehner and Mrs. Mortenson will devote their time to the Company's affairs on an Aas needed basis. As a result, the actual amount of time which they will devote to the Company's affairs is unknown and is likely to vary substantially from month to month.

Security ownership of certain beneficial owners and management

  The following table sets forth, as of September 30, 2001 Pikes Peak Acquisitions.com's outstanding common stock owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by Pikes Peak Acquisitions.com to own beneficially, more than 5% of its common stock, and the shareholdings of all Executive Officers and Directors as a group. Each person has sole voting and investment power with respect to the shares shown.


                                     Number of      Percentage of
  Name                           Shares Held        Shares Owned
  J.P. Beehmer                   1,250,000                28%
  P.O. Box 2370
  Alvin, TX 77512-2370

  Dorothy A. Mortenson        1,450,000(1)                 32.44%
  P.O. Box 5034
  Alvin, TX 77512-5034

  Roy Donovan Henton, Jr.          200,000                  4.44%
  P.O. Box 4456
  Pasadena, TX 78064

  Marie M. Charles                 200,000                  4.44%
  P.O. Box 34830
  Houston, TX 77034

  George R. Quan                   200,000                  4.44%
  313 Oakhaven Dr.
  Pleasonton, TX 78064

  Marsha Quan                      200,000                  4.44%
  313 Oakhaven Dr.
  Pleasonton, TX 78064

  Darren Quan                      200,000                  4.44%
  313 Oakhaven Dr.
  Pleasanton, TX 78064

  Russell Linnell                  200,000                  4.44%
  1943 Bluestone
  Kalispell, MT 59901

  Gregory Lynn Bauska              200,000                  4.44%
  102 Winchester
  Kalispell, MT 59901

  William Jay Pierson              200,000                  4.44%
  6710 Lynx Lane
  Flagstaff, AZ 86001

  Gale Gessert, PhD                200,000                  4.44%
  19703 Lake Drive
  Escondido, CA 92029


 All Directors and Executive    2,700,000                 60.4%

  Officers as a Group

  Mrs. Mortenson is the wife of David R. Mortenson who owns 200,000 shares of common stock representing 4.4% of the total shares issued and outstanding. Mr. Mortenson's holdings should be considered to be beneficially owned by Mrs. Mortenson; therefore we have included his shares as if owned by Mrs. Mortenson.

Description of securities
  The following description of Pikes Peak Acquisitions.com's capital sock is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by Pikes Peak Acquisitions.com's articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Washington law.
  The authorized capital stock of Pikes Peak Acquisitions.com consists of 25,000,000 shares, with a par value of $0.001 each. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Pikes Peak Acquisitions.com's common stock.

  The holders of shares of common stock of Pikes Peak Acquisitions.com do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Pikes Peak Acquisitions.com directors.

  The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of the shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of Pikes Peak Acquisitions.com, holders are entitled to receive, ratably, the net assets of Pikes Peak Acquisitions.com available to shareholders after payment of all creditors.
  All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Pikes Peak Acquisitions.com common stock are issued, the relative interests of existing shareholders may be diluted.

Interest of named experts and counsel
  The financial statements of the Company as of September 30, 2001, which are included as part of this prospectus have been prepared by Manning Elliott, Chartered Accountants, as independent certified chartered accountants, as stated in their opinion which was rendered upon the authority of said firm as experts in accounting and auditing. The validity of the shares offered hereby have been passed upon for Pikes Peak Acquisition.com by Edward T. Block, P.S., Attorney at Law. Neither Elliott Tulk Pryce Anderson nor Edward T. Block, P.S., Attorney at Law was employed on a contingent basis in connection with the registration or offering of Pikes Peak Acquisitions.com's common stock. Disclosure of commission position on indemnification for securities act liabilities

  Pikes Peak Acquisitions.com's
 Articles of Incorporation provide that
it will indemnify its directors for all acts of omissions in the director's capacity as director. This indemnification does not extend to actions in bad faith or intentional misconduct. Pikes Peak Acquisitions.com's bylaws provide that it will indemnify and hold harmless all officers and directors from all claims brought by reason of the fact that he or she is or was a director or officer of Pikes Peak Acquisitions.com. This indemnity extends to all qualified officers, directors, partners, employees or agents of Pikes Peak Acquisitions.com.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pikes Peak Acquisitions pursuant to the forgoing provisions or otherwise, Pikes Peak Acquisitions.com has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                         Description of business

General

  Pikes Peak Acquisitions.com was incorporated under the laws of the State of Nevada on June 1, 1999, and is in its early developmental and promotional stages. To date, Pikes Peak Acquisitions.com's only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Pikes Peak Acquisitions.com has not commenced commercial operations. Pikes Peak Acquisitions.com has no full time employees and owns no real estate. Pikes Peak Acquisitions.com's business plan is to determine the feasibility of selling Vitamineralherb.com products to specific markets. Should Pikes Peak Acquisitions.com determine that the plan is feasible, it intends to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Acquisition of the license
  On February 14, 2000, Pikes Peak Acquisitions.com acquired a sub-license agreement with David R. Mortenson & Associates. The License Agreement grants an exclusive right to distribute Vitamineralherb.com products to health and fitness professionals in the state of Colorado via the Internet. Pikes Peak Acquisitions.com acquired the license under the terms of a settlement agreement by and between Pikes Peak Acquisitions.com and Mortenson & Associates, an affiliate of Vitamineralherb.com. Mortenson & Associates had granted Pikes Peak Acquisitions.com a license to distribute and produce an oxygen enriched water product, called ABiocatalyst, for remediation of sewage and waste water in septic tanks and waste water treatment facilities. Mortenson & Associates acquired its right to sublicense Biocatalyst to Pikes Peak Acquisitions.com from NW Technologies Inc. As a result of a legal dispute between Mortenson & Associates' principal and NW Technologies, Mortenson & Associates was unable to fulfill its obligations to Pikes Peak Acquisitions.com under the license. Under the terms of the settlement agreement, Vitamineralherb.com, an affiliate of Mortenson & Associates, granted to Pikes Peak Acquisitions.com the license to distribute Vitamineralherb.com products in part for its agreement not to pursue its claims against Mortenson & Associates.


 David R. Mortenson was a past president and founder of Vitamineralherb.com. Mr. Mortenson formed Vitamineralherb.com as a private company and he owns 250,000 shares of its common stock, he no longer serves as an officer or director. Mortenson & Associates is a general partnership of which David Mortenson is a partner. Mortenson & Associates entered into an agreement to assist Vitamineralherb.com in marketing its licenses.

The license

  Pikes Peak Acquisitions.com has a three-year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Pikes Peak Acquisitions.com's territory is the state of Colorado.

The license will be automatically renewed on a year to year basis unless Pikes Peak Acquisitions.com or Vitamineralherb.com gives the other notice of its intent not to renew.
  Vitamineralherb.com has agreed to provide certain business administrative services to Pikes Peak Acquisitions.com, including product development, store inventory, website creation and maintenance, establishment of banking liaisons, and development and maintenance of an order fulfillment system, thereby enabling Pikes Peak Acquisitions.com to focus strictly on marketing and sales. Some services, such as development of the website and the order fulfillment system will be provided by Vitamineralherb.com, while others, such as product development and store inventory, will be provided by the product supplier. Vitamineralherb.com sets the price for products based on the manufacturer's price, plus a mark up whichprovides a 10% commission to Vitamineralherb.com and a profit to Pikes Peak Acquisitions.com.

  Pikes Peak Acquisitions.com and its customers will also be able to request quotes for and order custom-formulated and custom-labeled products via the website. Three different labeling options are available to customers: First, products may be ordered with the manufacturer's standard label with no customization. Second, the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording ADistributed by. This gives these health and fitness professionals a competitive edge. Third, labels may be completely customized for the health or fitness professional.
  When a fitness or health professional becomes a client, Pikes Peak Acquisitions.com's salesperson will show the client how to access the Vitamineralherb website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb.com website. It is anticipated that the customer will pay for the purchase with a credit card, electronic check (Ae-check), or debit card. All products will be shipped by the manufacturer directly to the professional or its clients.
  The website is maintained by Vitamineralherb.com, and each licensee pays an annual website maintenance fee of $500. All financial transactions are handled by Vitamineralherb.com's Internet clearing bank. The Vitamineralherb webmaster downloads e-mail orders several times a day, checks with clearing bank for payment and then submits the product order and electronic payment to International Formulation and Manufacturing. Vitamineralherb.com then forwards the money due Pikes Peak Acquisitions.com via electronic funds transfer, Vitamineralherb's software tracks all sales through the customer's identification number, and at month end, e-mails to Pikes Peak Acquisitions.com and customer a detailed report including sales commissions. Vitamineralherb has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as trying to insure that all major search engines pick Vitamineralherb.com first. Sales originating from the website to customers located in Colorado will automatically be assigned to Pikes Peak Acquisitions.com.

 Vitamineralherb.com has granted
a total of forty three separate licenses throughout the United States, Canada and Europe.

Background on the manufacturer and distributor

Background on Vitamineralherb.com, Inc. and Ives Formulation Co.
  Vitamineralherb.com entered into a Manufacturing Agreement, dated June 9, 2000, with Ives Formulation Co., of San Diego, California. Ives Formulation has been a contract manufacturer of vitamin, mineral, nutritional supplement, and alternative health products for various marketing organizations. In addition to a line of standard products, Ives Formulation is able to manufacture custom blended products for customers, and to supply privately labeled products for WebNutrl's customers at a minimal added cost. Ives Formulation is a wholly-owned subsidiary of Ives Health Company, Inc., a public company traded on the Bulletin Board under the symbol AIVER. Ives Formulation was acquired by Ives Health in 2000.

 The following financial information is based on Ives Health's Form 10-QSB for the period ended September 30, 2000. Ives Health Company is a manufacturing firm that owns the formula to a line of high quality, all-natural preventive health products which are currently distributed through pharmacies in 43 states. Ives Health began operations in 1992. Ives Health's current management team includes: M. Keith Ives, Prsident and Founder; Mick Harrison, Chief Executive Officer; Joetta J. Hughes, Chief Operating Officer; Dr. Jack Watkins, Research and Development Consultant; Dr. B. P. Poovaiah, Research and Development Consultant; E. Carolyn Tolman, CPA;Tony Fauver, Quality Control; Patrick H. Storms, President/NutraRight, Int., and Bill Johnston, Sr., Vice President/NutraRight. For the six months ending September 30, 2000, Ives Health posted comparable sales to the same period in 1999. The net sales for the six months ending September 30, 2000, was $457,536 compared to $457,374 for the six months ending September 30, 1999. Earnings for the quarter ending September 30, 2000 were ($869,033) as compared to ($204,977) for the same period in 1999. Earnings numbers were lower due to cost of supporting Ives Formulation Company and NutraRight International Inc., with significantly less income than expected. For the quarter ending September 30, 2000 gross profit was $264,061 increasing from $229,786 for the same quarter in 1999, a 15% increase. Cost of sales decreased during the quarter ending September 30, 2000 to 42.3% of sales compared to the same period for 1999 which was 49.6% of sales. Operating expense ratios as compared to sales were significantly higher for the quarter ending September 30, 2000 as compared to the same period in 1999 due to the continued operation of Ives Formulation Company without adequate business to support it, and associated startup costs and the operation of NutraRight International, Ives Health's new direct sales subsidiary which has not yet produced revenues. Ives Formulation recorded a net loss of ($265,931) for operations through September 30, 2000.
  Although NutraRight will directly market Ives' nutritional products directly to the public over the internet, WebNutri does not view NutraRight as a direct competitor. WebNutri's business plan is to market to health and fitness practitioners, offering them the ability to private label and custom formulate products for sales to their clients.
  Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business. Vitamineralherb.com's website is fully functional at www.vitamineralherb.com, and ready to receive and process orders from licensees or their clients. However, none of Vitamineralherb.com's licensees has begun operations or made sales. Vitamineralherb.com has had no sales activity and received no revenues. Vitamineralherb.com's President and CEO is Ms. Judy Taylor.

Industry background

 Growth of the Internet and electronic commerce. The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately 275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over he next five years to US $1.3 trillion in 1003, with $842 million completed directly over the Web. Pikes Peak Acquisitions.com believes that this dramatic growth presents significant opportunities for online retailers.

 The vitamin, supplement, mineral and alternative health product market. In recent years, a growth awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be US $434 million in the year 2003, up from $1 million in 1998. Pikes Peak Acquisitions.com believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

Competition
  The electronic commerce industry is new, rapidly evolving and intensely competitive, and Pikes Peak Acquisitions.com expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin, supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.
  Pikes Peak Acquisitions.com's competitors can be divided into several groups including:
  _ traditional vitamins, supplements, minerals and alternative health products retailers;
  _ the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
  _ online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;
  _ independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
  _ mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
  _ direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

 Many of Pikes Peak Acquisitions.com's potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than Pikes Peak Acquisitions.com has. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases. Competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than Pikes Peak Acquisitions.com does. Increased competition may result in reduced operating margins and loss of market share.

 Pikes Peak Acquisitions.com believes that the principal competitive factors in its market are:
  _ ability to attract and retain customers
  _ breadth of product selection;
  _ product pricing;
  _ ability to customize products and labeling;
  _ quality and responsiveness of customer service.
  Pikes Peak Acquisitions.com believes that it can compete favorably on these factors. However, Pikes Peak Acquisitions.com will have no control over how successful its competitors are in addressing these factors. In addition, with little difficulty, Pikes Peak Acquisitions.com's online competitors can duplicate many of the products or services offered on the Vitamineralherb.com site.

 Pikes Peak Acquisitions.com believes that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding:
  _ Lack of convenience and personalized service. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
  _ Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
  _ Lack of Customer Loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products are expensive. It is understood that these are quality products and have value, but the multilevel structure of marketing often employed by large retailers mandate high prices.
  As a result of the foregoing limitations, Pikes Peak Acquisitions.com believes there is significant unmet demand for an alternative shopping channel that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.
  Pikes Peak Acquisitions.com hopes to attract and retain consumers through the following key attributes of its business:
  _ Low Product Prices. Product prices can be kept low due to volume purchases through Pikes Peak Acquisitions.com affiliation with Vitamineralherb.com and other licensees. Product prices will also be lower due to Pikes Peak Acquisitions.com's lack of need of inventory and warehouse space. All products are shipped from International Formulation and Manufacturing's inventory.
  _ Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
  _ Access to Personalized Programs. Health or fitness professionals can tailor vitamin and dietary supplement regimes to their clients.

Regulatory environment
  The manufacturing, processing, formulating, packaging, labeling and advertising of the products Pikes Peak Acquisitions.com sells in Colorado are or may be subject to regulation by the Food & Drug Administration which administers the Federal Food, Drug, & Cosmetics Act along with relevant regulation thereto. Regulated products include herbal remedies, natural health remedies, functional foods and nutraceuticals.
  The manufacturing, processing, formulating, packaging, labeling and advertising of the products Pikes Peak Acquisitions.com sells may also be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.
  The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter of homeopathic drugs. Under the Federal Food, Drug, and Cosmetic Act, the Food and Drug Administration may undertake enforcement actions against companies marketing unapproved drugs, or Aadulterated or Amisbranded products.
The remedies available to the Food and Drug Administration include: criminal prosecution; an injunction to stop the sale of a company's products; seizure of products; adverse publicity; and Avoluntary recalls and labeling changes.
  Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. Specifically, the Food, Drug, and Cosmetic Act requires that food, including dietary supplements, drugs and cosmetics, not be Amisbranded. A product may be deemed an unapproved drug and Amisbranded if it bears improper claims or improper labeling. The Food and Drug Administration has indicated that promotional statements made about dietary supplements on a company's website may constitute Alabeling for purposes of compliance with the provisions of the Food, Drug, and Cosmetic Act. A manufacturer or distributor of dietary supplements must notify the Food and Drug Administration when it markets a product with labeling claims that the product has an effect on the structure or function of the body. Noncompliance with the Food, Drug, and Cosmetic Act, and recently enacted amendments to that Act discussed below, could result in enforcement action by the Food and Drug Administration.
  The Food, Drug, and cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. The Dietary Supplement Health and Education Act created a new statutory framework governing the definition, regulation and labeling of dietary supplements. With respect to definition, the Dietary Supplement Health and Education Act created a new class of dietary supplements, consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under the Dietary Supplement Health and Education Act, dietary ingredients that were on the market before October 15, 1994 may be sold without Food and Drug Administration pre-approval and without notifying the Food and Drug Administration. In contrast, a new dietary ingredient, i.e., one not on the market before October 15, 1994, requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Retailers, in addition to dietary supplement manufacturers, are responsible for ensuring that the products they market for sale comply with these regulations. Noncompliance could result in enforcement action by the Food and Drug Administration, an injunction prohibiting the sale of products deemed to be non compliant, the seizure of such products and criminal prosecution.
  The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute Alabeling and thus be subject to regulation by the Food and Drug Administration. With respect to labeling, the Dietary Supplement Health and Education Act amends, for dietary supplements, the Nutrition Labeling and Education Act by providing that Astatements of nutritional support, also referred to as Astructure/function claims, may be used in dietary supplement labeling without Food and Drug Administration pre-approval, provided certain requirements are met. These statements may describe how particular dietary ingredients affect the structure or function of the body, or the mechanism of action by which a dietary ingredient may affect body structure or function, but may not state a drug claim, i.e., a claim that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. A company making a Astatement of nutritional support must possess substantiating evidence for the statement, disclose on the label that the Food and Drug Administration has not reviewed the statement and that the product is not intended for use for a disease and notify the Food and Drug Administration of the statement within 30 days after its initial use.
It is possible that the statements presented in connection with product descriptions on Pikes Peak Acquisitions.com's site may be determined by the Food and Drug Administration to be drug claims rather than acceptable statements of nutritional support. In addition, some of Pikes Peak Acquisitions.com's suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, Vitamineralherb.com may have to remove objectionable statements or products from its site or modify these statements, or product names or labels, in order to comply with Food and Drug Administration regulations. Such changes could interfere with Pikes Peak Acquisitions.com's marketing or products and could cause us to incur significant additional expenses.
  In addition, the Dietary Supplement Health and Education Act allows the dissemination of Athird party literature in connection with the sale of dietary supplements to consumers at retail if the publication meets statutory requirements. Under the Dietary Supplement Health and Education Act, Athird party literature may be distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted, a balanced view of available scientific information on the subject matter is presented and there is physical separation from dietary supplements in stores. The extent to which this provision may be used by online retailers is not yet clear, and Pikes Peak Acquisitions.com's cannot assure you that all pieces of Athird party literature that my be disseminated in connection with the products Pikes Peak Acquisitions.com offers for sale will be determined to be lawful by the Food and Drug Administration. Any such failure could ender the involved product an unapproved drug or a Amisbranded product, potentially subjecting us to enforcement action by the Food and Drug Administration, and could require the removal of the non-compliant literature from Vitamineralherb.com's website or the modification of Pikes Peak Acquisitions.com's selling methods, interfering with Pikes Peak Acquisitions.com's continued marketing of that product and causing us to incur significant additional expenses. Given the fact that the Dietary Supplement Health and Education Act was enacted only five years ago, the Food and Drug Administration's regulatory policy and enforcement positions on certain aspects of the new law are still evolving. Moreover, ongoing and future litigation between dietary supplement companies and the Food and Drug Administration will likely further refine the legal interpretations of the Dietary Supplement Health and Education Act. As a result, the regulatory status of certain types of dietary supplement products, as well as the nature and extent of permissible claims will remain unclear for the foreseeable future. Two areas in particular that pose potential regulatory risk are the limits on claims implying some benefit or relationship with a disease or related condition and the application of the physical separation requirement for Athird party literature as applied to Internet sales.
  In addition to the regulatory scheme under the Food, Drug and Cosmetic Act, the advertising and promotion of dietary supplements, foods, over-the-counter drugs and cosmetics is subject to scrutiny by the Federal Trade Commission. The Federal Trade Commission Act prohibits Aunfair or deceptive advertising or marketing practices, and the Federal Trade Commission has pursued numerous food and dietary supplement manufacturers and retailers for deceptive advertising or failure to substantiate promotional claims, including, in many instances, claims made via the Internet. The Federal Trade Commission has the power to seek administrative or judicial relief prohibiting a wide variety of claims, to enjoin future advertising, to seek redress or restitution payments and to seek a consent order and seek monetary penalties for the violation of a consent order. In general, existing laws and regulations apply fully to transactions and other activity on the Internet. The Federal Trade Commission is in the process of reviewing its policies regarding the applicability of its rules and its consumer protection guides to the Internet and other electronic media. The Federal Trade Commission has already undertaken a new monitoring and enforcement initiative, AOperation Cure-All, targeting allegedly bogus health claims for products and treatments offered for sale on the Internet. Many states impose their own labeling or safety requirements that differ from or add to existing federal requirements.
  Pikes Peak Acquisitions.com cannot predict the nature of any future state or Federal laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. Although the regulation of dietary supplements is less restrictive that that of drugs and food additives, Pikes Peak Acquisitions.com cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive. Further, Pikes Peak Acquisitions.com cannot assure you that, under existing laws and regulations, or if more stringent statutes are enacted, regulations are promulgated or enforcement policies are adopted, it is or will be in compliance with these existing or new statutes, regulations or enforcement policies without incurring material expenses or adjusting its business strategy. Any laws, regulations, enforcement policies, interpretations or applications applicable to Pikes Peak Acquisitions.com's business could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

 Regulation of the Internet.
 In general, existing laws and regulations apply to transactions and other activity on the Internet; however, the precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations may be enacted with respect to the Internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may impair the growth of Internet use and result in a decline in Pikes Peak Acquisitions.com sales.
  A number of legislative proposals have been made at the federal state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect Pikes Peak Acquisitions.com's opportunity to derive financial benefit from such activities.

Available information and reports to securities holders
  Pikes Peak Acquisitions.com has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.
For further information with respect to Pikes Peak Acquisitions.com and its stock, see the registration statement and the exhibits and schedules thereto. Any document Pikes Peak Acquisitions.com files may be read and copies at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Pikes Peak Acquisitions.com's filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

  Upon completion of this offering, Pikes Peak Acquisitions.com will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

Management's discussion and analysis or plan of operation
  The following discussion and analysis of Pikes Peak Acquisitions.com's financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this Prospectus.
  This prospectus contains forward-looking statements, the accuracy of which involve risks and uncertainties. Words such as Aanticipates, Abelieves, Aplans, Aexpects, Afuture, Aintends and similar expressions are used to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential markets for Vitamineralherb products. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Pikes Peak Acquisitions.com's actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Pikes Peak Acquisitions.com described in ARisk Factors and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with Pikes Peak Acquisitions.com's Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus.


Implementation of business plan:

 Milestones
  Pikes Peak Acquisitions.com's business plan is to determine the feasibility of selling Vitamineralherb.com products to targeted markets. The Company has commissioned a market survey of certain alternate healthcare and fitness practitioners in the state of Colorado, and has determined that its business plan is feasible. The Company's next step is to implement Milestone #2 and employ a sales staff to call on potential customers which would include medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements and other health and fitness products. These professionals would sell the products to their clients via the Internet. Pikes Peak Acquisitions.com will achieve implementation of its business plan by meeting the following milestones:

   Milestone 1: Market Survey. The Company has already taken steps to implement the first stage of its business plan. The Company has retained Dealbuz.com to conduct a marketing survey of the State of Colorado. The initial sampling of approximately 200 potential customers returned an overall 49.74% favorable response. Pikes Peak Acquisitions.com's management believes that these results are very encouraging, and feels that the next step is the implementation of Milestones two and three. Management anticipates moving forward with the implementation of Milestones two and three as soon as this offering is completed.

  Milestone 2:  Hire Salespeople.  Should Pikes Peak
     Acquisitions.com determine that the exploitation of the license is feasible, it will then have to engage salespeople to market the products. Pikes Peak Acquisitions.com expects that it may hire two salespeople during its first year of operation. The hiring process would include running advertisements in the local newspaper and conducting interviews. It is anticipated that hiring the salespeople may take four to eight weeks. The cost of the salespeople, not including compensation, is estimated at $20,000.

  Milestone 3: Establish an Office. Pikes Peak Acquisitions.com would then have to establish an office or offices for the sales force in the appropriate market or markets. This would include an office, equipment such as computers and telephones, and sample inventory for the salespeople. It is anticipated that it may take eight to twelve weeks to locate acceptable office space and select and purchase equipment. The expense of office rental, equipment and inventory samples is estimated to be $45,000 per year.

  Milestone 4: Development of Advertising Campaign. The next step would be to develop an advertising campaign, including establishing a list of prospects based on potential clients identified in the market survey, and designing and printing sales materials. It is anticipated that it would take approximately six to ten weeks to develop the advertising campaign, although, depending on the availability of resources, Pikes Peak Acquisitions.com will attempt to develop its advertising campaign concurrently with establishing an office. The cost of developing the campaign is estimated at approximately $12,000 per year.n

  Milestone 5.  Implementation of Advertising Campaign/Sales
     Calls. Implementation of the advertising campaign would begin with mailing the sales materials to the identified list of prospects. Approximately two to four weeks thereafter, the salespeople would begin telephone follow ups and scheduling of sales calls. Although it will be necessary to make sales calls throughout the life of the company, it is estimated that the first round of sales calls will take approximately eight to twelve weeks to complete. Th cost of salary and expenses for two salespeople is estimated at $248,000 per year.

  Milestone 6: Achieve Revenues. It is difficult to quantify how long it will take to convert a sales call into actual sales and revenues. Pikes Peak Acquisitions.com will not begin receiving orders until its sales force is able to convince potential clients to begin offering such products to their customers, or to convert from an existing supplier. Pikes Peak Acquisitions.com hopes that clients would begin placing orders within weeks of a sales call, but it may take several months before people begin to purchase products. Moreover, customers may not be willing to pay for products at the time they order, and may insist on buying on account, which would delay receipt of revenues another month or two. Pikes Peak Acquisitions.com has no immediate plans to offer customers the ability to purchase products either on account or under other credit extending arrangements. Assuming Pikes Peak Acquisitions.com has received all necessary approvals to begin raising funds by February, 2001, and assuming an offering period of approximately one month, in a best case scenario Pikes Peak Acquisitions.com may receive its first revenues as early as July, 2002. However, a more realistic estimate of first revenues would be September, 2002 or later.

 Assuming that this offering is successful, management believes that it would immediately move forward with the implementation of Milestones 2 and 3. The Company anticipates it will take 60 to 90 days to implement these next steps, and that Milestone 6 would be underway within 12 months.
  The expenses of implementing Pikes Peak Acquisitions.com's business plan will likely exceed the funds raised by this offering, and the Company will have to obtain additional financing through other sources. No commitments to provide additional funds have been made by management, shareholders or other sources. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Pikes Peak Acquisitions.com, if at all.

Results of operations
  During the period from June 1, 1999 (date of inception) through July 31, 2000, Pikes Peak Acquisitions.com has engaged in no significant operations other than organizational activities, acquisition of the rights to market Vitamineralherb and preparation for registration of its securities under the Securities Act of 1933, as amended. No revenues were received by Pikes Peak Acquisitions.com during this period.

  For the current fiscal year, Pikes Peak Acquisitions.com anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. Pikes Peak Acquisitions.com anticipates that until these procedures are completed, it will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

 Pikes Peak Acquisitions.com's business plan is to determine the feasibility of marketing the Vitamineralherb products in various markets, and, if the products prove to be in demand, begin marketing and selling Vitamineralherb products.

Liquidity and capital resources
  Pikes Peak Acquisitions.com remains in the development stage and, since inception, has experienced no significant change in liquidity or capital resources or shareholders' equity. Consequently, Pikes Peak Acquisitions.com's balance sheet as of March 31, 2000, reflects total assets of $0.00, in the form of a license and capitalized organizational costs. Organizational expenses of $3,845 were paid for by the initial shareholders and expensed to operations.

 Pikes Peak Acquisitions.com expects to carry out its plan of business as discussed above. Pikes Peak Acquisitions.com has no immediate expenses, other than the $3,845 of organizational expenses incurred and paid by the initial shareholders on behalf of the Company and $12,000 of additional expenses to be incurred. Mr. Beehner will serve in his capacity as an officer and director of Pikes Peak Acquisitions.com without compensation until a market is developed for the Vitamineralherb products.

 Pikes Peak Acquisitions.com's business plan is to determine the feasibility of selling Vitamineralherb.com products to targeted markets. Should Pikes Peak Acquisitions.com determine that its business plan is feasible, it intends to employ sales people to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients via the Internet.
  In order to determine the feasibility of its business plan, Pikes Peak Acquisitions.com plans, during the next six to twelve months, to conduct research into these various potential target markets. Should Pikes Peak Acquisitions.com determine that the exploitation of the license is feasible, it will engage salespeople to market the products. Based primarily on discussions with the licensor, Pikes Peak Acquisitions.com believes that during its first operational quarter, it will need a capital infusion of approximately $90,000 to achieve a sustainable sales level where ongoing operations can be funded out of revenues. This capital infusion is intended to cover costs of advertising, hiring and paying two salespeople, and administrative expenses. In addition, Pikes Peak Acquisitions.com will need approximately $260,000 in the even it determines that its market will not pay in advance and it will have to extend credit. These expenses will exceed the funds raised by this offering, and Pikes Peak Acquisitions.com will have to obtain additional financing through an offering or capital contributions by current shareholders.

 Pikes Peak Acquisitions.com is conducting this offering, in part, because it believes that an early registration of its equity securities will minimize some of the impediments to capital formation that otherwise exist. By having a registration statement in place, Pikes Peak Acquisitions.com believes it will be in a better position, either to conduct a future public offering of its securities or to undertake a private placement with registration rights, than if it were a completely private company. Registering its shares will help minimize the liquidity discounts Pikes Peak Acquisitions.com may otherwise have to take in a future private placement of its equity securities, because investors will have a high degree of confidence that the Rule 144(c) (1) public information requirement will be satisfied, and a public market will exist to effect Rule144(g) broker transactions. Pikes Peak Acquisitions.com believes that the cost of registering its securities, and undertaking the affirmative disclosure obligations that such a registration entails, will be more than offset by avoiding deep liquidity discounts in future sales of securities. No specific private investors have been identified. Pikes Peak Acquisitions.com will need additional capital to carry out its business plan. No commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Pikes Peak Acquisitions.com or at all. Pikes Peak Acquisitions.com has no current material commitments for capital expenditures.
Description of property

 Pikes Peak Acquisitions.com currently maintains limited office space of approximately 800 square feet, occupied by Mr. Beehner, for which it has no lease agreement and for which it pays no rent. Its address is 3030 FM 518, Apt 221, Pearland, TX 77584-7817 and its phone number is 713-436-2787. Pikes Peak Acquisitions.com does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented.

Certain relationships and related transactions
  Both Mr. Beehner and Mrs. Mortenson may have conflicts of interest with the company. Mr. Beehner is the president of Vitamineralherb.com, Inc., a company which licenses rights to market its products to David R. Mortenson & Associates, which in turn sublicenses specific geographical marketing rights to the Company. Both Mr. Beehner and Mrs. Mortenson have interests in David R. Mortenson & Associates, and that partnership is operated principally by Mrs. Mortenson's husband, David R. Mortenson. There are no disinterested directors or officers to make decisions in the Company if a conflict arises in regard to the Company's business.

 On July 1, 1999, Pikes Peak Acquisitions.com issued a total of 2,000,000 shares of common stock to ten individuals who were members of David Mortenson & Associates, a Texas general partnership. This stock was issued in consideration of the Company's acquisition of a license to manufacture and market an oxygen-enriched water product in the state of Colorado. David R. Mortenson & Associates acquired these rights from the inventors of the product, N.W. Technologies, Inc. under a distribution agreement. In December of 1999, N.W. Technologies unilaterally canceled its agreement with David R. Mortenson & Associates. David R. Mortenson & Associates has initiated litigation against N.W. Technologies over the cancellation and withdrawal of the agreement.

  On February 14, 2000, Pikes Peak Acquisitions.com entered into an agreement with David R. Mortenson & Associates terminating their agreement and granting Pikes Peak a license to distribute vitamins and health supplements through Vitamineralherb.com, in the same territory.
  David R. Mortenson, who is the husband of Dorothy Mortenson, is a general partner of David R. Mortenson and Associates. Mr. Mortenson was a founder of Vitamineralherb.com and he owns 200,000 shares of stock in Vitamineralherb.com. He is neither an officer nor a director of Vitamineralherb.com.

 Pikes Peak Acquisitions.com earns its revenues through mark ups on products sold, set by Vitamineralherb.com. Vitamineralherb.com will receive a 10% commission on gross sales made through the website of Pikes Peak Acquisitions.com. Vitamineralherb.com also charges a $500.00 annual website maintenance fee.
Market for common equity and related stockholder matters

 No established public trading market exists for Pikes Peak Acquisitions.com's securities. Pikes Peak Acquisitions.com has no common equity subject to outstanding purchase options or warrants. Pikes Peak Acquisitions.com has no securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act or that Pikes Peak Acquisitions.com has agreed to register under the Securities Act for sale by shareholders. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly offered by Pikes Peak Acquisitions.com.

 As of September 30, 2001, there were 4,500,000 shares of common stock outstanding, held by 12 shareholders of record. Upon effectiveness of this registration statement that includes this prospectus, 4,000,000 shares will be eligible for sale.

 To date Pikes Peak Acquisitions.com has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Pikes Peak Acquisitions.com's future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

Executive compensation

 The following discussion addresses all compensation awarded to, earned by, or paid to our named executives, officers and directors.
  No officer or director has received any remuneration for Pikes Peak Acquisitions.com. Although there is no current plan in existence, it is possible that Pikes Peak Acquisitions.com will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of Pikes Peak Acquisitions.com's business plan. Pikes Peak Acquisitions.com has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. Pikes Peak Acquisitions.com has no employment contract or compensatory plan or arrangement with any executive officer or Pikes Peak Acquisitions.com. The directors currently do not receive any cash compensation from Pikes Peak Acquisitions.com for their services as members of the Board of Directors. There is no compensation committee, and no compensation policies have been adopted. See ACertain Relationships and Related Transactions.


                        Annual Compensation Table
                                      Long Term Compensation
               Annual Compensation          Awards     Payouts
                            Other  RestrictedSecurities          All
Name and                    Annual   Stock Underlying  LTIP     Other
Principal                CompensationAward(s)Options/Payouts Compensation
PositionYearSalary($)Bonus ($)        ($)     ($)    SARs (#)    ($)($)
Jim     1999  0      0       0         0      0         0          0
Beehner 2000  0      0       0         0      0         0          0
President2001 0      0       0         0      0         0          0
&
Director
Dorothy 1999  0      0       0         0      0         0          0
Mortenson2000 0      0       0         0      0         0          0
Secretary &  2001    0       0         0      0         0          0  0
&
Director








 Pikes Peak Acquisition.com Inc.
 (A Development Stage Company)


                                                              Index

 Independent Auditor's Report                                 FB1

 Balance Sheets                                               FB2

 Statements of Operations                                     FB3

 Statements of Cash Flows                                     FB4

 Statement of Stockholders' Equity                            FB5

 Notes to the Financial Statements                            FB6 to
                                                              FB7
Independent Auditor's Report


To the Board of Directors
Pikes Peak Acquisition.com Inc.
(A Development Stage Company)


We have audited the accompanying balance sheets of Pikes Peak Acquisition.com Inc. (A Development Stage Company) as of December 31, 2001 and 2000 and the related statements of operations, shareholders' deficit and cash flows for the period from June 1, 1999 (Date of Inception) to December 31, 1999 and the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Pikes Peak Acquisition.com Inc. (A Development Stage Company), as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the period from June 1, 1999 (Date of Inception) to December 31, 1999 and the year ended December 31, 2000 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ AManning Elliott


CHARTERED ACCOUNTANTS
Vancouver, Canada
October 4, 2001
Pikes Peak Acquisition.com Inc.
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)




                                 September 30,December 31,December 31,
                                      2001      2000       1999
                                       $         $          $
                                  (unaudited)
Assets
Licenses (Note 3)                     -          -          -

Total Assets                          -          -          -

Liabilities and Stockholders' Deficit
Current Liabilities
 Accounts payable                     -          -        1,200
 Accrued liabilities                  1,200    1,000        -
 Accrued offering costs              10,500   10,500        -

Total Current Liabilities            11,700   11,500      1,200


Contingent Liability (Note 1)

Stockholders' Deficit
Common Stock, 25,000,000 shares
authorised with a par value
of $.001; 4,500,000 shares
issued and outstanding                4,500    4,500     4,500
Additional Paid-in Capital            1,645    1,645       145

                                      6,145    6,145     4,645

Deficit Accumulated During
the Development Stage               (17,845) (17,645)   (5,845)
Total Stockholders' Deficit         (11,700) (11,500)   (1,200)
Total Liabilities and Stockholders'
 Deficit                                 -       -          -


Pikes Peak Acquisition.com Inc.
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)



                    From June 1,1999   For the nine   For the       From June 1,1999
                   (Date of Inception) months ended   year ended   (Dateof Inception)
                    to September 30,   September 30,  December 31,   to December 31,
                          2001            2001           2000             1999
                      (unaudited)      (unaudited)
                           $                $              $                $


Revenues                 -              -               -               -
Expenses
 Accounting and audit    1,200          200             1,000           -
 Amortization of license 1,000          -               -               1,000
 License written-off     1,000          -               -               1,000
 Offering costs          12,000         -               12,000          -
 Organization expenses   2,645          -               -               2,645
 Transfer agent          -              -               (1,200)         1,200

                         17,845         200             11,800          5,845

Net Loss                 (17,845)       (200)           (11,800)        (5,845)


Net Loss Per Share
(weighted average)                       (.01)          (.01)           (.01)

Weighted Average Shares
 Outstanding                             4,500,000      4,500,000       4,214,000





Pikes Peak Acquisition.com Inc.
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)


                    From June 1,1999   For the nine   For the       From June 1,1999
                   (Date of Inception) months ended   year ended   (Dateof Inception)
                    to September 30,   September 30,  December 31,   to December 31,
                          2001            2001           2000             1999
                      (unaudited)      (unaudited)
                           $                $              $                $



Cash Flows to
Operating Activities
 Net loss                  (17,845)      (200)            (11,800)        (5,845)
 Non cash items
Expenses paid by a
related party
on the Company's behalf     1,500         -                1,500           -

Expenses not paid
with cash                   2,645         -                -               2,645

Accounts payable and
accrued liabilities         1,200         200              (200)           1,200
Accrued offering costs      10,500        -                (10,500)        -
Amortization of license      1,000        -                 -              1,000
   License written-off       1,000        -                 -              1,000

Net Cash Used by Operating    -         -                 -              -
Activities

Cash Flows from Financing
Activities
Increase in shares issued     -         -                 -              -


Net Cash Provided by
Financing Activities          -         -                 -              -


Change in cash                -         -                 -              -

Cash - beginning of period    -         -                 -              -

Cash - end of period          -         -                 -              -


Non-Cash Financing Activities
A total of 2,500,000 shares
were issued  to a director at
a fair market value of $.001
per share for organization
costs                         2,500      -                 -              2,500

A total of 2,000,000 shares
were issued at  a fair
market value of $0.001 per
share for  the acquisition
of a License (Note 3)         2,000      -                 -              2,000
 Organization costs paid for
 by a director for no
consideration treated as
additional paid in capital      145      -                 -              145
 Debt relating to Company
expenses paid by the
President was forgiven and
treated as additional
paid-in capital               1,500      -                 1,500          -

                              6,145      -                 1,500          4,645

Supplemental Disclosures
 Interest paid                    -      -                  -
 Income tax paid                  -      -                  -
Pikes Peak Acquisition.com
Inc.



(A Development Stage Company)
Statement of Stockholders' Equity
From June 1, 1999 (Date of Inception) to September 30, 2001
(expressed in U.S. dollars)




                                                                      Deficit
                                                                      Accumulated
                                               Additional             During the
                               Common Stock    Paid-in                Development
                             Shares   Amount   Capital     Total      Stage
                               #        $         $          $          $


Balance - June 1,1999
(Date of Inception)              -         -        -            -         -

Stock issued for $2,500 of
organizational expenses          2500000   2,500    -            2,500     -
Additional paid in capital for
organizational expenses incurred
by a director on behalf of the
Company                          -         -        145          145       -
Stock issued for "The
Biocatalyst License" at a fair
market value of $0.001
per share                        2000000   2,000    -            2,000     -

Net loss for the period          -         -        -            -         (5,845)

Balance - December 31, 1999      4500000   4,500    145          4,645     (5,845)
Expenses paid by shareholder
on behalf of the Company         -         -        1,500        1,500      -
Net loss for the year            -         -        -            -          (11,800)

Balance - December 31, 2000      4500000   4,500    1,645        6,145      (17,645)
Net loss for the period          -         -         -            -         (200)

Balance - September 30, 2001
(unaudited)                      4500000   4,500    1,645        6,145       (17,845)



Pikes Peak Acquisition.com Inc.
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)


1.Development Stage Company
  Pikes Peak Acquisition.com Inc. herein (the ACompany) was incorporated in the State of Nevada, U.S.A. on June 1, 1999. The Company acquired a license to market and distribute a product in the State of New York. As discussed in Note 3, this license was cancelled and the Company has retained the right to sue the vendor. As a replacement for this license, the Company was granted additional rights to market and distribute vitamins, minerals, nutritional supplements, and other health and fitness products in the State of Colorado. The grantor of the license offers these products for sale from various suppliers on their Web Site. See
  Note 4 regarding related party transactions.
  In a development stage company, management devotes most of its activities in investigating business opportunities. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and find an appropriate merger candidate. There is no guarantee that the Company will be able to raise any equity financing or find an appropriate merger candidate. There is substantial doubt regarding the Company's ability to continue as a going concern.
  The Company will offer 4,000,000 shares at $0.01 per share to raise $40,000 pursuant to an SB-2 Registration Statement filed with the Securities and Exchange Commission.
2.Summary of Significant Accounting Policies
  (a) Year end
     The Company's fiscal year end is December 31.
     (b)  Licenses
     The cost to acquire the License was capitalized. The carrying value of the License is evaluated in each reporting period to determine if there were events or circumstances which would indicate a possible inability to recover the carrying amount.
     Such evaluation is based on various analyses including assessing the Company's ability to bring the commercial applications to market, related profitability projections and undiscounted cash flows relating to each application which necessarily involves significant management judgement. The License has been written-off to operations as at December 31, 1999 due to cancellation of the Biocatalyst License Agreement.
  (c) Cash and Cash Equivalents
     The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.
  (d) Revenue Recognition
     The Company will receive from the Grantor of the License, commissions of 10% of the profits on all sales made through the Grantor's Web Site. The commission revenue will be recognized in the period the sales have occurred. The Company will report the commission revenue on a net basis as the Company is acting as an Agent for the Grantor and does not assume any risks or rewards of the ownership of the products. This policy is prospective in nature as the Company has not yet generated any revenue.
  (e) Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.
  (f) Offering Costs
     In accordance with SEC staff accounting Bulletin No. 5 offering costs may properly be deferred and charged against proceeds of the offering. The Company has elected to charge such offering costs to operations.
3.   Licenses
  (a) The Company's right to use this license was in jeopardy due to a lawsuit between the vendor of the license and the original owner. As a result, the unamortized balance of $1,000 was written-off to operations. The Company and its shareholder have the right to sue for breach of contract. This license was cancelled and all financial obligations pursuant to the License Agreement are extinguished.
  (b) As a replacement for the above license, at no additional cost, the Company was granted additional rights to market vitamins, minerals, nutritional supplements and other health and fitness products through the Grantor's Web Site. The Company desires to market these products to medical practitioners, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness practitioners, school and other fund raising programs and other similar types of customers in the State of Colorado. The license was acquired on February 14, 2000 for a term of three years. The Company must pay an annual fee of $500 for maintenance of the Grantor's Web Site commencing on the anniversary date. The
     Grantor of the license retains 10% of the gross sales.


                                            September 30,December 31,
                                                 2000      1999
                                             (unaudited)(audited)
                                                  $         $
  License - Biocatalyst
     Cost                                         2,000   2,000
     Less accumulated amortization               (1,000) (1,000)
     Less amount written-off                     (1,000) (1,000)

                                                     -      -


  License - Vitamineralherb                          -      -


4.   Related Party Transactions
  (a) The Licenses referred to in Note 3 were sold to the Company by a partnership whose general manager is the spouse of the Secretary/Treasurer of the Company and a director for consideration of 2,000,000 shares for total fair market consideration of $2,000, being the transferor's cost of such license. These shares were paid evenly to the ten partners. The replacement license was also owned by the same partnership.
  (b) Forgiveness of Debt Expenses of the Company in the amount of $1,500 were paid by the director of the Company. The related debt was forgiven on December 31, 2000. The debt was treated as additional paid-in capital.

            PART II C INFORMATION NOT REQUIRED IN PROSPECTUS



               INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Pikes Peak Acquisitions.com's Articles of Incorporation provide that it must indemnify its directors to the fullest extent permitted under Nevada law against all monetary damages for an act or omission in the director's capacity as a director of the Company. The effect of these provisions is potentially to indemnify Pikes Peak Acquisitions.com's directors from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Pikes Peak Acquisitions.com. Pursuant to Nevada law and the Articles of Incorporation, a corporation may indemnify a director, provided that such indemnification shall not apply to the extent the director is found liable for: (i) a breach of such director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the corporation or an act of omission that involves intentional misconduct or a knowing violation of law; (iii) a transaction from which such director received an improper benefit, whether or not such benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission from which the liability of a director is expressly provided by an applicable statute.

  The Bylaws of Pikes Peak Acquisitions.com filed as Exhibit 3.2, provide that it will indemnify its directors and officers for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Pikes Peak Acquisitions.com, absent a finding of negligence or misconduct in office. Pikes Peak Acquisitions.com's Bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against ins incurred by that person whether or not Pikes Peak Acquisitions.com has the power to indemnify such person against liability for any such acts.
              OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  The amounts set forth are estimates except for the SEC registration fee:

                                                      Amount to
                                                       be Paid
  SEC registration fee                                 $    --
  Printing and engraving expenses                           --
  Attorneys' fees and expenses                              8,000
  Accountants' fees and expenses                            1,500
  Transfer agent's and registrar's fees and expenses          500
  Total                                                $   10,000

The Registrant will bear all expenses shown above.


                RECENT SALES OF UNREGISTERED SECURITIES
  Set forth below is information regarding the issuance and sales of Pikes Peak Acquisitions.com's securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.
  4. On June 18, 1999, Pikes Peak Acquisitions.com issued 2,500,000 shares of common stock to Jim Beehner and Dorothy A. Mortenson who were the incorporators and original officers and directors of the corporation. The shares were issued in consideration of their pre-incorporation services and expenses which were valued at $2,500.00 and which includes: filing fees, name registration, preparation of Articles of Incorporation and Bylaws, certification of registered agent, filing 60-day list of Officers and Directors, payment of registered agentfees, printing and preparation of blank stock certificates, and office supplies. The issuance of these shares were made in reliance upon the exemption from registration allowed under Rule 506 of Regulation D, and sections 3(b) and 4(2) of the Securities Act of 1933. These issued shares bear a restrictive legend and were issued pursuant to a subscription agreement.
5. On July 1, 1999, Pikes Peak Acquisitions.com issued200,000 shares of common stock to ten general partners of David R. Mortenson &
Associates for a total of 2,000,000 shares in exchange for a license to manufacture and distribute certain oxygen enriched water products and applicattions. The license was valued at $2,000.00, and the per share consideration paid for this license was $0.001. This license has been exchanged for the Vitamineralherb.com license. The issuance of these shares was made in reliance upon the Vitamineralherb.com license. The issuance of these shares was made in reliance upon the exemption from registration offered under section 4(2) of the Securities Act of 1933 and Section 3(b) of the Securities Act of 1933 and Rule 506 of Regulation D. These shares were issued pursuant to duly executed subscription agreements by each of the ten partners, and Pikes Peak Acquisitions.com had reasonable grounds to believe that immediately prior to issuing that each of the purchasers (1) were purchasing for investment and not with a view to distributions, and
(2) had sufficient knowledge and experience tin financial and business matters that they were capable of evaluating the merits and risks and were able to bear those risks. All ten of these purchasers had access to pertinent information enabling them to ask informed questions and prior to issuance each executed and delivered to the Company a duly executed Subscription Agreement. A filing of a Form D was timely, made with the Securities and Exchange Commission concerning the issuance of the aforementioned shares. These sales were made without the assistance of underwriters, and no sales commissions were paid.
6. On February 15, 2000, four of the shareholders described in (b) above transferred their shares to four other individuals. These four selling shareholders received consideration of $200.00 each for their 200,000 shares. Each of these purchasers executed a stock purchase agreement representing and warranting to the Sellers that the Purchasers were Aaccredited investors as that term is defined in Rule
501 of Regulation D under the Securities Act of 1933.  All of the
Sellers were citizens of Canada, and each sale was between private individuals.





7.   EXHIBITS
  The following exhibits are filed as part of this Registration
Statement:
          Exhibit
          Number    Description
            3.1*    Articles of Incorporation
            3.2*    Bylaws
            4.1*    Specimen Stock Certificate
            4.2     Stock Subscription Agreement
            1.1     Opinion re:  legality
           10.1*    License Agreement (Vitamineralherb.com B IFM)
           10.2*    Assignment of License Agreement
            1.2     Consent of Independent Auditors
            1.3     Consent of Counsel (see Exhibit 5.1)

           *       Previously filed








              Pikes Peak Acquisitions.com, Inc.

           Subscription Agreement for Common Stock

This Subscription Agreement is made by and between Pikes
Peak Acquisitions.com, Inc. a Nevada corporation
("Corporation"), and _________________________
(Undersigned).

The undersigned hereby subscribes for _____________ shares of common stock (Shares) in Pikes Peak Acquisition.com, Inc. a corporation organized under the laws of the State of Nevada, and agrees to pay for the Shares in cash in the amount of $0.01 per share upon acceptance by Pikes Peak Acquisitions.com Inc. of this subscription agreement and call for payment thereof. Certificates for the Shares shall be issued to the undersigned, in a manner designated by the Corporation, as fully paid and non-assessable.

The undersigned has been delivered a copy of the Prospectus dated _________________ a copy of which is attached to this Subscription Agreement and made part hereof.

Dated:______________________.

_______________________________
Signature of Subscriber
_____________________________
Print name
_____________________________
Address
_____________________________

Accepted by Pikes Peak Acquisitions.com, Inc.:

By:____________________________________














                      RELEASE AGREEMENT
                             AND
                  CANCELLATION OF CONTRACT

     This Agreement made and entered into this 14th. Day of February, 2000,by and between David R. Mortenson &
Associates, a Texas general partnership ("DRM") and Pikes
Peak Acquisitions.com, Inc., a Nevada corporation ("PPA"), the parties agree as follows:

     1. On June 29, 1999, DRM and PPA entered into a License Agreement granting PPA certain rights to manufacture and distribute proprietary oxygen-enriched water products as specifically set forth in the agreement.
2. That the underlying contract between DRM and the owners of the Biocatalyst technology have come into dispute.
3. That in settlement of any dispute which may arise between DRM and PPA as a result of the loss of the rights to manufacture and distribute Biocatalyst products the parties agreed to and substituted certain rights to an internet marketing and distribution system for vitamins
4. That the parties consider the substitution agreement as full settlement for any differences which may have arisen by virtue of the loss of the Biocatalyst license agreement.
       That in consideration for the granting of the Internet marketing system for vitamins the parties hereby release each other from any further responsibility and obligations under the Biocatalyst License Agreement, and hereby cancel and terminate said agreement dated June 29, 1999, and any amendments there under. Further, Pikes Peak Acquisitions.com, Inc. is released of any and all financial responsibility of liability under said agreement.

       DATED: February 14, 2000

       David R. Mortenson & Associates:
       /s/ David R. Mortenson             Dated: February 14, 2000

       Pikes Peak Acquisitions.com, Inc.
       /s/ J.P. Beehner, President             Dated: February 14, 2000




                 CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Accountants On Accounting And Financial Disclosure" and "Interests Of Named Experts And Counsel" and to the use of our report dated October 4, 2001, in the Registration Statement Amendment No. 3 to Form SB and related Prospectus of Pikes Peak Acquisition.com Inc. for the registration of shares of its common stock.


Vancouver, Canada
October 4, 2001

Manning Elliott
CHARTERED ACCOUNTANTS


  /s/ "Manning Elliott"
Manning Elliott




                             UNDERTAKINGS

  The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
       (1) Include any prospectus required by section 10(a) (3) of the Securities Act;
(2) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
(3) Include any additional or changed material information on the plan of distribution.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.


  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                              SIGNATURES
  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pearland, Texas on October 29, 2001.
                                     Pikes Peak Acquisitions.com
                                     By:     /s/ J.P. Beehner
                                                J.P. Beehner
                                                 President
  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                  Title                Date
     /s/ J.P. Beehner        President and Director October 29 2001
        J.P. Beehner
    /s/ Dorothy A. Mortinson Secretary/Treasurer,
                             Director               October 29 2001
        Dorothy A. Mortinson